Sticker to Prospectus

The Prospectus for ICON Leasing Fund Twelve, LLC consists of (1) this sticker, (2) the Prospectus which is dated May 7, 2007, (3) Supplement No. 1 dated June 25, 2007, (4) Supplement No. 2 dated August 16, 2007, (5) Supplement No. 3 dated November 20, 2007, (6) Supplement No. 4 dated January 18, 2008, (7) Supplement No. 5 dated April 7, 2008 and (8) this Supplement No. 6 dated May 7, 2008, which updates the suitability standards set forth in the Prospectus.

Filed Pursuant to Rule 424(b)(3)
SEC File No. 333-138661

ICON LEASING FUND TWELVE, LLC

SUPPLEMENT NO. 6
DATED MAY 7, 2008

TO PROSPECTUS DATED
MAY 7, 2007

Summary

We are providing you with this Supplement No. 6, dated May 7, 2008, to update the Prospectus, dated May 7, 2007, as amended by Supplement No. 1, dated June 25, 2007, Supplement No. 2, dated August 16, 2007, Supplement No. 3, dated November 20, 2007, Supplement No. 4, dated January 18, 2008, and Supplement No. 5 dated April 7, 2008.  The information in this Supplement No. 6 supplements, modifies and supersedes some of the information contained in the ICON Leasing Fund Twelve, LLC (‘‘Fund Twelve’’) Prospectus, as amended by Supplement No. 1, Supplement No. 2, Supplement No. 3, Supplement No. 4 and Supplement No. 5.  This Supplement No. 6 forms a part of, and must be accompanied or preceded by, the Prospectus, Supplement No. 1, Supplement No. 2, Supplement No. 3, Supplement No. 4 and Supplement No. 5.

The sole purpose of this Supplement No. 6 is to update certain suitability standards contained in the Prospectus.

WHO SHOULD INVEST

The disclosure under the heading ‘‘Who Should Invest’’ on page iv of Fund Twelve’s Prospectus is hereby revised by replacing the fourth and fifth paragraphs under the heading ‘‘Considerations’’ in their entirety by the following:

“You must meet our basic suitability requirements to invest.  In general, you must have either:

•	A net worth of at least $70,000 plus $70,000 of annual gross income; or

•	A net worth of at least $250,000.

If you are a resident of Arizona, Iowa, Kentucky, Massachusetts, Michigan, Missouri, Nebraska, Ohio or Pennsylvania, your investment may not exceed 10% of your net worth. If you are a resident of New Hampshire, you must have either (a) a net worth of at least $250,000 or (b) a net worth of at least $125,000 and an annual gross income of at least $50,000 in order to invest.”

Investor Suitability

The disclosure under the heading ‘‘Investor Suitability’’ on page 4 of Fund Twelve’s Prospectus is hereby revised by replacing the first paragraph in its entirety by the following:

“You must meet our basic suitability requirements to invest.  In general, you must have either:

•	A net worth of at least $70,000 plus $70,000 of annual gross income; or

•	A net worth of at least $250,000.

For purposes of calculating net worth, the value of your home furnishings, personal automobiles or your home are not included.  The assets included in your net worth calculation must be valued at their fair market value.”

The disclosure under the heading ‘‘Investor Suitability’’ on page 4 of Fund Twelve’s Prospectus is hereby revised by replacing the third paragraph in its entirety by the following:

“Certain State Requirements: If you are a resident of Arizona, Iowa, Kentucky, Massachusetts, Michigan, Missouri, Nebraska, Ohio or Pennsylvania, your investment may not exceed 10% of your net worth. If you are a resident of New Hampshire, you must have either (a) a net worth of at least $250,000 or (b) a net worth of at least $125,000 and an annual gross income of at least $50,000 in order to invest.”

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